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                                 EXHIBIT 12.3

                  ALCO STANDARD CORPORATION AND SUBSIDIARIES
  RATIO OF EARNINGS TO FIXED CHARGES (EXCLUDING CAPTIVE FINANCE SUBSIDIARIES)
                            (dollars in thousands)




                                                                       Fiscal Year Ended September 30
                                           Six Months Ended   ------------------------------------------------
                                            March 31, 1995      1994      1993      1992      1991      1990
                                           ----------------   -------   -------   -------   -------   -------
Earnings
  Income from continuing operations             88,267         57,262    11,025    98,162    73,051    66,283
  Add:
    Loss from unconsolidated affiliate                        117,158     2,538
    Provision for income taxes                  57,784         77,792    11,512    64,592    46,221    46,781
    Fixed charges                               42,565         73,751    62,535    50,595    52,951    55,189
                                               -------        -------   -------   -------   -------   -------
  Earnings, as adjusted           (A)          188,616        325,963    87,610   213,349   172,223   168,253
                                               =======        =======   =======   =======   =======   =======


Fixed charges
  Other interest expense, including
    interest on capital leases                  26,997         43,802    40,189    31,680    37,426    41,792
  Estimated interest component of
    rental expense                              15,568         29,949    22,346    18,915    15,525    13,397
                                               -------        -------   -------   -------   -------   -------
  Total fixed charges             (B)           42,565         73,751    62,535    50,595    52,951    55,189
                                               =======        =======   =======   =======   =======   =======


Ratio of earnings to fixed charges
  (A) divided by (B)                               4.4            4.4       1.4*      4.2       3.3       3.0
                                                   ===            ===       ===       ===       ===       ===

* Excluding the effect of the restructuring costs, the ratio of earnings to fixed charges (excluding captive finance subsidiaries) for fiscal 1993 is 4.2.